Execution Version
PROMISSORY NOTE
$13,944,000.00    May 6, 2019
FOR VALUE RECEIVED, 3032 WILSHIRE INVESTORS LLC, a Colorado limited liability company (“Maker”), promises to pay to the order of READYCAP COMMERCIAL, LLC, a Delaware limited liability company, d/b/a Ready Capital Structured Finance (together with any subsequent holder of this Note, and their respective successors and assigns, “Holder”), at such address as Holder may from time to time designate in writing, the maximum principal sum of THIRTEEN MILLION NINE HUNDRED FORTY-FOUR THOUSAND AND 00/100 DOLLARS ($13,944,000.00), together with interest thereon and all other sums due and/or payable under any Loan Document; such principal and other sums to be calculated and payable as provided in this Promissory Note (this “Note”). This Note is being executed and delivered in connection with, and is entitled to the rights and benefits of, that certain Loan Agreement of even date herewith between Maker and Holder (as amended, modified and supplemented and in effect from time to time, the “Loan Agreement”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Agreement.
Maker agrees to pay the principal sum of this Note together with interest thereon and all other sums due and/or payable under any Loan Document in accordance with the following terms and conditions:
1.Interest Rate. Interest shall accrue on the Principal Indebtedness at the Interest Rate (as defined below) commencing on the date of this Note. Interest shall be computed on the actual number of days elapsed based on a 360-day year. For purposes hereof, the following terms shall have the following respective meanings:
(a)    “Initial Interest Accrual Period” means the period commencing on the Closing Date and continuing to and including May 9, 2019.
(b)    “Interest Accrual Period” means the Initial Interest Accrual Period, and thereafter each period running from and including a Payment Date (as defined below) to and including the calendar day preceding the next Payment Date during the term of the Loan.
(c)    “Interest Rate” means, for any Interest Accrual Period, the sum of (i) the greater of (x) LIBOR for such Interest Accrual Period, and (y) the LIBOR Floor, plus (ii) the LIBOR Spread; provided, that while an Event of Default exists, the Interest Rate shall be the Default Rate (as defined below).
(d)    “LIBOR” means, with respect to any Interest Accrual Period, the rate per annum (rounded upwards, if necessary, to the nearest one-sixteenth (1/16th) of one percent (1%)) reported on the day that is two (2) LIBOR Business Days prior to the applicable Interest Accrual Period by the Intercontinental Exchange Benchmark Administration Limited (as published by Bloomberg or other firm selected by Holder) as the non-reserve adjusted London Interbank Offered Rate for U.S. dollar deposits having a one (1) month term and in an amount of $1,000,000.00 or more (all as determined by Holder in its sole but good faith discretion). In the event that (i) more than one such rate is provided, the average of such rates shall apply, or (ii) no such rate is published, then LIBOR shall be determined from such comparable financial reporting company as Holder in its sole but good faith discretion shall determine. LIBOR for any Interest Accrual Period shall be adjusted from time to time by increasing the rate thereof to compensate Holder for any aggregate reserve requirements (including, without limitation, all basic, supplemental, marginal and other reserve requirements and taking into account any transitional adjustments or other scheduled changes in reserve requirements during any Interest Accrual Period) which are required to be maintained by Holder with respect to “Eurocurrency Liabilities” (as presently defined in Regulation D of the Board of Governors of the Federal Reserve System) of the same term under Regulation D, or any other regulations of a Governmental Authority having jurisdiction over Holder of similar effect. The establishment of LIBOR by Holder and Holder’s calculation of the rate of interest applicable to this Note shall, in the absence of manifest error, be final and binding.
(e)    “LIBOR-Based Rate” means the Interest Rate at such time as the same is determined using LIBOR pursuant to the terms of this Note.
(f)    “LIBOR Business Day” means any day on which banks are open for dealing in foreign currency and exchange in London, England.
(g)    “LIBOR Floor” means 2.467%.
(h)    “LIBOR Spread” means four hundred twenty-five basis points (i.e., 4.25%); provided, however, that upon the occurrence of the Stabilization Threshold, the LIBOR Spread shall mean three hundred seventy-five basis points (i.e., 3.75%).
(i)    “Minimum Interest Amount” means an amount equal to Nine Hundred Thirty Four Thousand and 00/100 Dollars ($934,000.00), which is an amount equal to twenty-four (24) months of Interest on the Initial Advance (using the forward-looking LIBOR curve plus the LIBOR Spread), as determined by Holder, which determination shall be conclusive and binding on Maker absent manifest error.
(j)    “Minimum Interest Fee” means as of the date of determination, an amount equal to the difference (but only if positive) between (a) the Minimum Interest Amount; and (b) the aggregate amount of Interest previously paid by Maker to Holder with respect to the Loan (as determined by Holder, which determination shall be conclusive and binding on Maker absent manifest error).
(k)    “Prime-Based Rate” means, at the time of any determination thereof, the annual rate of interest equal to the greater of: (i) the LIBOR Floor plus the LIBOR Spread; and (ii) the Prime Rate plus the LIBOR Spread less the Prime-Based Rate Differential (with the “Prime Rate” being the annual rate of interest published in The Wall Street Journal from time to time as the “Prime Rate,” and if The Wall Street Journal ceases to publish the “Prime Rate,” Holder shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Holder shall select a reasonably comparable interest rate index).
(l)    “Prime-Based Rate Differential” means the difference (but to only if positive), at the time of the conversion of the Interest Rate from a LIBOR-Based Rate to a Prime-Based Rate, between (1) the Prime Rate, less (2) LIBOR.
2.    Payments; Maturity; Extension Option; Additional LIBOR Provisions.
(a)    Maker shall make the following payments to Holder:
i.On the Closing Date, a payment of interest-only for the Initial Interest Accrual Period.
ii.On June 10, 2019, and on the same calendar day of each calendar month thereafter (each, a “Payment Date”) during the term of the Loan, Maker shall pay to Holder a monthly payment of interest-only in an amount equal to interest on the unpaid Principal Indebtedness calculated at the Interest Rate which has accrued through the last day of the Interest Accrual Period immediately preceding such Payment Date.
iii.Commencing on the first Payment Date occurring subsequent to the Initial Maturity Date (if the Initial Maturity is extended pursuant to and in accordance with the terms, provisions, covenants and conditions of Section 2(c) hereof), Maker shall pay to Holder a monthly payment of principal and interest in an amount equal to interest on the unpaid Principal Indebtedness calculated at the Interest Rate which has accrued through the last day of the Interest Accrual Period immediately preceding such Payment Date, together with a principal payment based upon an amortization period of twenty-five (25) years, as determined by Holder.
iv.The entire outstanding Indebtedness shall be due and payable on the Payment Date occurring in May, 2022 (the “Initial Maturity Date”), or on the Extended Maturity Date (as defined below) if the Initial Maturity Date is extended pursuant to and in accordance with the terms, provisions, covenants and conditions of Section 2(c) hereof, or on such earlier date resulting from acceleration of the Indebtedness by Holder.
(b)    For purposes of making payments hereunder, but not for purposes of calculating Interest Accrual Periods, if the Payment Date of a given month shall not be a Business Day, then the Payment Date for such month shall be the preceding Business Day.
(c)    The Maker may request that Holder extend the Initial Maturity Date for a period of twelve (12) months (the “First Extended Maturity Date”) upon the satisfaction of the following conditions:
(i)    The Maker shall have delivered to Holder a written request to extend the term of the Loan, as aforesaid, not earlier than ninety (90) days, and not later than forty five (45) days, prior to the Initial Maturity Date;
(ii)    The Maker shall have paid to Holder the First Extension Fee on or before the Initial Maturity Date;
(iii)    No Event of Default shall have previously occurred and be continuing at the time Holder receives the Maker’s written request for the extension, nor on the Initial Maturity Date;
(iv)    All representations and warranties under the Loan Agreement and the other Loan Documents shall be true and correct in all material respects as of the Initial Maturity Date, except to the extent that Holder accepted exceptions to such representations and warranties on the Closing Date or any time thereafter;
(v)    As of the Initial Maturity Date, the Loan to Value Ratio shall be not more than sixty per cent (60%);
(vi)    Intentionally deleted;
(vii)    As of the Initial Maturity Date, the Stabilization Threshold shall have occurred, as determined by Holder in its sole discretion, which shall be conclusive and binding on Maker absent manifest error;
(viii)    Commencing on the Initial Maturity Date, the monthly payments of interest at the Interest Rate payable by the Maker under the Loan shall be amended to include principal payments based upon an amortization period of twenty-five (25) years, as determined by Holder;
(ix)    The amount of funds required to be maintained in the Interest Reserve Account and the Operating Expense Reserve Account shall be re-established by Holder and, if applicable, fully funded by Maker;
(x)    The Interest Rate Protection Agreement shall be extended, or a new Interest Rate Protection Agreement shall be provided, at Borrower’s sole cost and expense, and with a “strike price” selected by Holder (in the same manner and on the same basis as the “strike price” for the initial Interest Rate Protection Agreement was selected), covering the period through and including the First Extended Maturity Date;
(xi)    Maker shall execute any agreements, documents or amendments to the Loan Documents reasonably requested by Holder to document such extension (which amendments shall not change the terms of this Note other than to extend the term hereof); and
(xii)    Maker shall pay all actual out-of-pocket costs and expenses incurred by Holder in connection with such extension of the Initial Maturity Date, including Holder’s reasonable attorneys’ fees.
(d)    The Maker may extend the First Extended Maturity Date (if the Initial Maturity Date was previously so extended) for an additional period of twelve (12) months (the “Second Extended Maturity Date,” and together with the Initial Maturity Date and the First Extended Maturity Date, the “Maturity Date”) upon the satisfaction of the following conditions:
(i)    The Maker shall have delivered to Holder a written request to extend the term of the Loan, as aforesaid, not earlier than ninety (90) days, and not later than forty five (45) days, prior to the First Extended Maturity Date;
(ii)    The Maker shall have paid to Holder the Second Extension Fee on or before the First Extended Maturity Date;
(iii)    No Event of Default shall have previously occurred and be continuing at the time Holder receives the Maker’s written request for the extension, nor on the First Extended Maturity Date;
(iv)    All representations and warranties under the Loan Agreement and the other Loan Documents shall be true and correct in all material respects as of the First Extended Maturity Date, except to the extent that Holder accepted exceptions to such representations and warranties on the Closing Date or any time thereafter;
(v)    As of the First Extended Maturity Date, the Loan to Value Ratio shall be not more than sixty per cent (60%);
(vi)    Intentionally deleted;
(vii)    As of the First Extended Maturity Date, the Stabilization Threshold shall have occurred, as determined by Holder in its sole discretion, which shall be conclusive and binding on Maker absent manifest error;
(viii)    Commencing on the First Extended Maturity Date, the monthly payments of interest at the Interest Rate payable by the Maker under the Loan shall continue to include principal payments based upon an amortization period of twenty-five (25) years, as determined by Holder;
(ix)    The amount of funds required to be maintained in the Interest Reserve Account and the Operating Expense Reserve Account shall be re-established by Holder and, if applicable, fully funded by Maker;
(x)    The Interest Rate Protection Agreement shall be extended, or a new Interest Rate Protection Agreement shall be provided, at Borrower’s sole cost and expense, and with a “strike price” selected by Holder (in the same manner and on the same basis as the “strike price” for the initial Interest Rate Protection Agreement was selected), covering the period through and including the Second Extended Maturity Date;
(xi)    Maker shall execute any agreements, documents or amendments to the Loan Documents reasonably requested by Holder to document such extension (which amendments shall not change the terms of this Note other than to extend the term hereof); and
(xii)    Maker shall pay all actual out-of-pocket costs and expenses incurred by Holder in connection with such extension of the First Extended Maturity Date, including Holder’s reasonable attorneys’ fees.
(e)    The Maker may also request a short-term administrative extension of the Maturity Date for a period of thirty (30) days in order to have additional time within which to refinance the Loan, upon the satisfaction of the following conditions
(i)    The Maker shall have delivered to Holder a written request for such short-term administrative extension, as aforesaid, not earlier than forty-five (45) days, and not later than thirty (30) days, prior to the Maturity Date;
(ii)    The Maker shall have paid to Holder an administrative extension fee in an amount equal to Five Thousand and 00/100 Dollars ($5,000.00) at the same time that the written request for such short-term administrative extension, as aforesaid, is delivered to Holder;
(iii)    No Event of Default and/or fact or condition having a Material Adverse Effect shall have previously occurred and be continuing at the time Holder receives the Maker’s written request for the short-term administrative extension;
(iv)    All representations and warranties under the Loan Agreement and the other Loan Documents shall be true and correct in all material respects as of the Maturity Date, except to the extent that Holder accepted exceptions to such representations and warranties on the Closing Date or any time thereafter;
(v)    Maker shall execute any agreements, documents or amendments to the Loan Documents reasonably requested by Holder to document such short-term administrative extension (which amendments shall not change the terms of this Note other than to extend the term hereof); and
(vi)    Maker shall pay all actual out-of-pocket costs and expenses incurred by Holder in connection with such short-term administrative extension of the Maturity Date, including Holder’s reasonable attorneys’ fees.
(f)    Maker shall pay to Holder all losses, costs and expenses incurred or sustained (or expected to be incurred or sustained) by Holder in liquidating or re-employing funds from third parties to effect or maintain the Loan or any part thereof as a consequence of (i) the Loan, or any portion thereof, being repaid for any reason whatsoever on any date other than a Payment Date (including, without limitation, from Insurance Proceeds or Condemnation Proceeds); (ii) any default in the payment or prepayment of the Principal Indebtedness or any part thereof or interest accrued thereon, as and when due and payable (at the date thereof or otherwise, and whether by acceleration or otherwise); (iii) the conversion of the Interest Rate from the LIBOR-Based Rate to the Prime-Based Rate in accordance with Section 2(g) or (h) below, including, without limitation, such loss or expenses arising from interest or fees payable by Holder to lenders of funds obtained by it in order to maintain the LIBOR-Based Rate hereunder; (iv) any increased costs that Holder may sustain in maintaining the Loan; (v) the reduction of any amounts received or receivable from Maker, in either case, due to the introduction of, or any change in, law or applicable regulation or treaty (including the administration or interpretation thereof), whether or not having the force of law, or due to the compliance by Holder with any directive, whether or not having the force of law, or request from any central bank or domestic or foreign governmental authority, agency or instrumentality have jurisdiction; and/or (vi) any other set of circumstances not attributable to Holder’s acts (collectively, “Funding Losses”) in each case incurred from time to time by Holder upon demand. Holder shall deliver to Maker a statement for any such sums to which Holder is entitled to receive pursuant to this Section 2(f), which statement shall be binding and conclusive absent manifest error. Payment of Funding Losses hereunder shall be in addition to any obligations of Maker to pay the Exit Fee, the Minimum Interest Fee and the other amounts required under Section 4(a) hereof.
(g)    In the event that Holder shall have reasonably determined that, by reason of circumstances beyond Holder’s reasonable control affecting the interbank Eurodollar market, LIBOR cannot be determined as provided herein, then Holder shall forthwith give notice by telephone of such fact, confirmed in writing, to Maker at least one (1) Business Day prior to the last day of the Interest Accrual Period in which such fact shall be determined. If such notice is given, the Interest Rate shall be converted, from and after the first day of the next succeeding Interest Accrual Period, to the Prime-Based Rate (and unless and until the Interest Rate shall be converted back to the LIBOR-Based Rate, “Interest Rate” shall mean and refer to the Prime-Based Rate). If, pursuant to the terms of this clause (g), the Interest Rate has been converted to the Prime-Based Rate but thereafter LIBOR can again be determined as provided herein, Holder shall give notice thereof to Maker and convert the Interest Rate back to the LIBOR-Based Rate by delivering to Maker notice of such conversion no later than 12:00 p.m. (New York City Time), one (1) Business Days prior to the first date of the next succeeding Interest Accrual Period, in which event the Interest Rate shall be converted to the LIBOR-Based Rate after and including the first day of the next succeeding Interest Accrual Period. Notwithstanding any provision of this Agreement to the contrary, in no event shall Maker have the right to elect to convert the Interest Rate to the Prime-Based Rate.
(h)    If the introduction of, or any change in, any law, regulation or treaty, or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof, shall make it unlawful for Holder to maintain the LIBOR-Based Rate with respect to the Loan, or any portion thereof, or to fund the Loan, or any portion thereof, in Eurodollars in the London Interbank Market, then, (i) the Loan (or such portion of the Loan) shall thereafter bear interest at the Prime-Based Rate, and (ii) Maker shall pay to Holder the amount of Funding Losses (if any) incurred in connection with such conversion. The accrual of interest at the Prime-Based Rate shall continue until such Payment Date, if any, as the situation described in this Section 2(h) is no longer in effect.
3.    Event of Default; Default Interest; Late Charge. Upon the occurrence of an Event of Default, the Indebtedness shall (a) become due and payable as provided in Article 8 of the Loan Agreement, and (b) bear interest at a per annum interest rate equal to the lesser of (i) the Maximum Amount (as defined below), and (ii) the Interest Rate plus five percent (5%) (the “Default Rate”). If Maker fails to pay any sums due under the Loan Documents on the date when the same is due (excluding the payment of the outstanding principal balance of the Loan upon maturity or acceleration), Maker shall pay to Holder upon demand a late charge on such sum in an amount equal to the lesser of (i) five percent (5%) of such unpaid amount, and (ii) the maximum late charge permitted to be charged under the laws of the State of where the Property is located (a “Late Charge”). Maker will also pay to Holder, after an Event of Default occurs, in addition to the amount due and any Late Charges, all reasonable costs of collecting, securing, or attempting to collect or secure this Note or any other Loan Document, including, without limitation, court costs and reasonable attorneys’ fees (including reasonable attorneys’ fees on any appeal by either Maker or Holder and in any bankruptcy proceedings).
4.    Prepayment.
(a)Maker may prepay the Loan in whole, but not in part, at any time upon not less than thirty (30) days prior written notice to Holder, subject to payment of the Exit Fee and the Minimum Interest Fee (and any applicable Funding Losses).
(b)If any such prepayment is not made on the last day of an Interest Accrual Period, Maker shall also pay to Holder interest calculated at the Interest Rate that would have accrued on such prepaid Principal Indebtedness through the end of the Interest Accrual Period in which such prepayment occurs. No prepayment shall be permitted after 12:00 noon, New York City time.
(c)Maker acknowledges that the provisions of this Section 4 were independently bargained for and constitute a specific material part of the consideration given by Maker to Holder for the making of the Loan.
(d)Notwithstanding any provision of this Note to the contrary, Maker’s notice of prepayment in accordance with this Section 4 shall be irrevocable, and the Indebtedness shall be absolutely and unconditionally due and payable on the date specified in such notice.
5.    Method and Place of Payments; Application of Payments; Maker Obligations Absolute.
(a)    Except as otherwise specifically provided herein, all payments under this Note and the other Loan Documents shall be made to Holder not later than 12:00 noon, New York City time, on the date when due, and shall be made in lawful money of the United States of America in federal or other immediately available funds to an address specified to Maker by Holder in writing, and any funds received by Holder after such time, for all purposes hereof, shall be deemed to have been paid on the next succeeding Business Day.
(b)    All proceeds of payment, including any payment or recovery on the Property, shall be applied to the Indebtedness in such order and in such manner as Holder shall elect in Holder’s discretion.
(c)    Except as specifically set forth in any Loan Document, all sums payable by Maker under any Loan Document shall be paid without notice, demand, counterclaim (other than mandatory counterclaims), setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction.
6.    Security. The obligations of Maker under this Note are secured by, among other things, the Security Instrument and Liens of the other Loan Documents granted in favor of Holder by Maker and/or encumbering or affecting the Property.
7.    Waivers. With respect to the amounts due pursuant to this Note or any other Loan Document, Maker waives the following: (a) all rights of exemption of property from levy or sale under execution or other process for the collection of debts under the Constitution or laws of the United States or any State thereof; (b) demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of protest, notice of intent to accelerate, notice of acceleration, suit against any party, diligence in collection of this Note and in the handling of securities at any time existing in connection herewith, and all other requirements necessary to enforce this Note except for notices required by Governmental Authorities and notices required by the Loan Agreement; and (c) any further receipt by Holder or acknowledgment by Holder of any collateral now or hereafter deposited as security for the Loan. In addition, Maker agrees and acknowledges and agrees that no release of any security for the Loan or Indebtedness, or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, the Loan Agreement or the other Loan Documents made by agreement between Holder or any other Person shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Maker, and any other Person who may become liable for the payment of all or any part of the Loan or Indebtedness, under this Note, the Loan Agreement or the other Loan Documents. No notice to or demand on Maker shall be deemed to be a waiver of the obligation of Maker or of the right of Holder to take further action without further notice or demand as provided for in this Note, the Loan Agreement or the other Loan Documents.
8.    Usury Savings Clause. This Note and the other Loan Documents are subject to the express condition that at no time shall Maker be obligated or required to pay interest on the Indebtedness at a rate which could subject Holder to either civil or criminal liability as a result of being in excess of the maximum rate of interest designated by applicable laws relating to payment of interest and usury (the “Maximum Amount”). If, by the terms of this Note or the other Loan Documents, Maker is at any time required or obligated to pay interest on the Indebtedness at a rate in excess of the Maximum Amount, the Interest Rate shall be deemed to be immediately reduced to the Maximum Amount and all previous payments in excess of the Maximum Amount shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Holder for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Amount from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
9.    Modifications; Remedies Cumulative; Setoffs. Holder shall not by any act, delay, omission or otherwise be deemed to have modified, amended, waived, extended, discharged or terminated any of its rights or remedies, and no modification, amendment, waiver, extension, discharge or termination of any kind shall be valid unless in writing and signed by Holder and Maker. All rights and remedies of Holder under the terms of this Note and applicable statutes or rules of law shall be cumulative, and may be exercised successively or concurrently. Maker agrees that there are no defenses, equities or setoffs with respect to the obligations set forth herein as of the date hereof, and to the extent any such defenses, equities, or setoffs may exist, the same are hereby expressly released, forgiven, waived and forever discharged. If Maker is a partnership or limited liability company, the agreements herein contained shall remain in force and be applicable, notwithstanding any changes in the individuals or entities comprising the partnership or limited liability company, and the term “Maker,” as used herein, shall include any alternate or successor partnership or limited liability company, but any predecessor partnership or limited liability company and their partners or members shall not thereby be released from any liability. If Maker is a corporation, the agreements contained herein shall remain in full force and be applicable notwithstanding any changes in the shareholders comprising, or the officers and directors relating to, the corporation, and the term “Maker” as used herein, shall include any alternative or successor corporation, but any predecessor corporation shall not be relieved of liability hereunder. Nothing in the foregoing two sentences shall be construed as a consent to, or a waiver of, any prohibition or restriction on transfers of interests in such partnership, limited liability company or corporation, as applicable, which may be set forth in the Loan Agreement, the Security Instrument or any other Loan Document.
10.    Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Note shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.
11.    Release. Holder may, at its option, release any Property given to secure the Indebtedness, and no such release shall impair the obligations of Maker to Holder.
12.    Governing Law; Submission to Jurisdiction.
(a)    This Note shall be interpreted and enforced according to the laws of the State where the Property is located (without giving effect to rules regarding conflict of laws).
(b)    Maker hereby consents and submits to the exclusive jurisdiction and venue of any state or federal court sitting in the county and state where the Property is located with respect to any legal action or proceeding arising with respect to this Note and waives all objections which it may have to such jurisdiction and venue.
13.    Waiver of Jury Trial. MAKER AND HOLDER TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS NOTE OR THE OTHER LOAN DOCUMENTS. EACH OF MAKER AND HOLDER AGREES THAT THE OTHER MAY FILE A COPY OF THIS WAIVER WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT OF THE OTHER IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY, AND THAT, TO THE FULLEST EXTENT THAT IT MAY LAWFULLY DO SO, ANY DISPUTE OR CONTROVERSY WHATSOEVER BETWEEN MAKER AND HOLDER SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
14.    Sales and Assignments. Holder may assign, sell, securitize, participate, pledge and/or otherwise transfer all or any portion of Holder’s right, title and interest in, to and under this Note and/or the other Loan Documents in one or more transactions as set forth in the Loan Agreement. Upon the transfer of this Note, Maker hereby waiving notice of any such transfer, Holder may deliver all the collateral mortgaged, granted, pledged or assigned pursuant to the Loan Documents, or any part thereof, to the transferee who shall thereupon become vested with all the rights herein or under legal requirements given to Holder with respect thereto, and Holder shall thereafter forever be relieved and fully discharged from any liability or responsibility in the matter; but Holder shall retain all rights hereby given to it with respect to any liabilities and the collateral not so transferred.
15.    Due on Sale; Due on Encumbrance. Maker understands that in making the Loan, Holder is relying to a material extent upon the business expertise and/or net worth of Maker and, if Maker is also an entity, its partners, members, officers or principals and upon the continuing interest which Maker or its partners, members, officers or principals will have in the Property and in Maker, respectively, and that a violation of Section 6.1 of the Loan Agreement may significantly and materially alter or reduce Holder’s security for this Note. Accordingly, in the event that a violation of Section 6.1 of the Loan Agreement occurs, then the same shall be deemed to increase the risk of Holder and Holder may then, or at any time thereafter, declare the entire Indebtedness immediately due and payable.
16.    Exculpation. Subject to the qualifications below, Holder shall not enforce the liability and obligation of Maker to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein a money judgment shall be sought against Maker or its Affiliates, principals or shareholders, except that Holder may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Holder to enforce and realize upon its interest and rights under the Loan Documents, or in the Property, the Rents, the Insurance Proceeds, the Condemnation Proceeds or any other collateral given to Holder pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Maker only to the extent of Maker’s interest in the Property, the Rents, the Insurance Proceeds, the Condemnation Proceeds and any other collateral given to Holder, and Holder agrees that it shall not sue for, seek or demand any deficiency judgment against Maker in any such action or proceeding under or by reason of or under or in connection with any Loan Document. The provisions of this Section 16 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any Loan Document; (b) impair the right of Holder to name Maker as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (c) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Holder thereunder; (d) impair the right of Holder to obtain the appointment of a receiver; (e) impair the enforcement of the Security Instrument; (f) constitute a prohibition against Holder to seek a deficiency judgment against Maker in order to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Holder to exercise its remedies against all of the Property; or (g) constitute a waiver of the right of Holder to enforce the liability and obligation of Maker by money judgment or otherwise, to the extent of any Losses incurred by Holder arising out of or in connection with the following (each, a “Recourse Liability” and collectively, the “Recourse Liabilities”):
(i)    fraud, intentional misrepresentation, or willful misconduct by Maker or Guarantor in connection with the Loan;
(ii)    the breach of any representation, warranty, covenant or indemnification provision in any Loan Document concerning Environmental Laws or Hazardous Substances, and any indemnification of Holder with respect thereto contained in any Loan Document;
(iii)    any act of material waste of the Property or any portion thereof by Maker of Guarantor, or, during the continuance of any Event of Default, the removal or disposal of any portion of the Property by Maker or Guarantor;
(iv)    the misapplication, misappropriation, or conversion by Maker, Guarantor, or at the direction of Maker and/or Guarantor, of either of (A) any Insurance Proceeds paid by reason of any Casualty, (B) any Condemnation Proceeds received in connection with any Taking or (C) any Rents or security deposits;
(v)    failure to pay any real estate taxes, assessments or other impositions, or any part thereof, heretofore or hereafter imposed upon or in respect of the Property which become a Lien or charge upon Maker or the Property, (A) to the extent that funds for the payment thereof were delivered to or received by Lender for deposit into the Tax and Insurance Reserve Account (in accordance with the Loan Agreement) or otherwise in sufficient time for Lender to make such payment and Lender failed to make such payment or Lender has taken possession of the Property following an Event of Default, has received the Rents from the Property applicable to the period for which such taxes are due, and thereafter fails to make such payments and (B) real estate taxes, assessments or other impositions owed that are contested strictly in accordance with the terms of the Loan Documents;
(vi)    failure to maintain or cause to be maintained any insurance policies with respect to the Property as required under the Loan Documents, unless to the extent that such failure is a result of the non-payment of the premium therefor and funds for the payment thereof were delivered to or received by Lender for deposit into the Tax and insurance Reserve Account in sufficient time for Lender to make such payment and Lender failed to make such payment, or Lender has taken possession of the Property following an Event of Default, has received the Rents from the Property applicable to the period for which insurance is due, and thereafter fails to make such payments;
(vii)    failure of Maker to follow and comply (or to use commercially reasonable efforts to cause the property manager to comply, in the case non-compliance is due to the non-collusive acts or omissions of the property manager or its employees) with the Cash Management Protocols;
(viii)    failure to pay to Holder all reasonable actual costs and expenses, including reasonable attorneys’ fees and expenses, incurred in collecting any amount due and owing under the Loan Documents, but only in the event Maker and/or Guarantor (or any other person acting at the direction of Maker and/or Guarantor) is contesting any such collection efforts;
(ix)    a default occurs under Section 6.3 of the Loan Agreement and such failure does not lead to a substantive consolidation of Borrower’s assets with the assets of any other Person (excluding any covenants and provisions thereof with respect to solvency or adequacy of capital to the extent that the Rents from the Property are insufficient therefor, for which neither Borrower nor Guarantor shall have any liability to Lender); or

(x)    failure of Maker to use the Reserve Funds disbursed pursuant to a Disbursement Certification for their intended purposes.

Notwithstanding anything to the contrary in this Note or any of the Loan Documents, (A) Holder shall not be deemed to have waived any right which Holder may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Indebtedness or to require that all collateral shall continue to secure all of the Indebtedness in accordance with the Loan Documents, and (B) Holder’s agreement not to pursue personal liability of Maker as set forth above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Indebtedness shall be fully recourse to Maker in the event that one or more of the following occurs (each, a “Full Recourse Event”): (1) a default occurs under Section 6.1(a) or 6.2 of the Loan Agreement; (2) a default occurs under Section 6.3 of the Loan Agreement and such failure leads to a substantive consolidation of Borrower’s assets with the assets of any other Person (excluding any covenants and provisions thereof with respect to solvency or adequacy of capital to the extent that the Rents from the Property are insufficient therefor, for which neither Borrower nor Guarantor shall have any liability to Lender), (3) Maker files a voluntary petition under the U.S. Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or (4) Guarantor (or anyone authorized to act on behalf of Guarantor), or any officer, director, or authorized representative of Maker, files or acquiesces in the filing of, or Maker acquiesces in the filing of, an involuntary petition under the U.S. Bankruptcy Code or any other federal or state bankruptcy or insolvency law against Maker, provided, however, that Maker’s acquiescence in the filing of a bankruptcy or other insolvency petition initiated by Lender or any party acting by, through or under Lender or at the request of Lender (including any servicer of the Loan) shall not be a Full Recourse Event.
17.    Notice. All notices or other written communications hereunder shall be delivered in accordance with Section 11.6 of the Loan Agreement.

IN WITNESS WHEREOF, Maker has caused this Promissory Note to be properly executed as of the date first above written and has authorized this Promissory Note to be dated as of the day and year first above written.
MAKER:
3032 WILSHIRE INVESTORS LLC,
a Colorado limited liability company

By:          3032 Wilshire SM LLC,
                a Colorado limited liability company,
                its Manager

                By:
                Name: William R. Rothacker
Title: Manager
ADDENDUM TO NOTE
BY SIGNING BELOW, BORROWER EXPRESSLY ACKNOWLEDGES AND UNDERSTANDS THAT, PURSUANT TO THE TERMS OF THIS NOTE, BORROWER HAS AGREED THAT IT HAS NO RIGHT TO PREPAY THIS NOTE PRIOR TO THE MATURITY DATE (EXCEPT AS EXPRESSLY SET FORTH TO THE CONTRARY HEREIN OR IN THE SECURITY INSTRUMENT OR LOAN AGREEMENT), AND THAT IT SHALL BE LIABLE FOR THE PAYMENT OF THE MINIMUM INTEREST FEE, EXIT FEE AND ANY APPLICABLE FUNDING LOSSES FOR PREPAYMENT OF THIS NOTE UPON ACCELERATION OF THIS NOTE IN ACCORDANCE WITH ITS TERMS EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE SECURITY INSTRUMENT. FURTHER, BY SIGNING BELOW, BORROWER WAIVES ANY RIGHTS IT MAY HAVE UNDER SECTION 2954.10 OF THE CALIFORNIA CIVIL CODE, OR ANY SUCCESSOR STATUTE, AND EXPRESSLY ACKNOWLEDGES AND UNDERSTANDS THAT LENDER HAS MADE THE LOAN IN RELIANCE ON THE AGREEMENTS AND WAIVER OF BORROWER AND THAT LENDER WOULD NOT HAVE MADE THE LOAN WITHOUT SUCH AGREEMENTS AND WAIVER OF BORROWER.
[SIGNATURE ON FOLLOWING PAGE]
IN WITNESS WHEREOF, Maker has duly executed this Addendum to Note as of the day and year first above written.
                    MAKER:

3032 WILSHIRE INVESTORS LLC,
a Colorado limited liability company

By:          3032 Wilshire SM LLC,
                a Colorado limited liability company,
                its Manager

                By:
                Name: William R. Rothacker
Title: Manager

Promissory Note
Loan Number 201916813